Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Set forth below is a summary of certain information concerning our share capital, as well as a description of certain provisions of our articles of association and relevant provisions of the Danish Companies Act. The summary includes certain references to, and descriptions of, material provisions of our articles of association and Danish law. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to our articles of association and applicable Danish law. Further, please note that if you are a holder of ordinary shares represented by American Depositary Shares, or ADSs, then you are not treated as one of our shareholders and do not have any shareholder rights.

GENERAL

Zealand Pharma A/S is incorporated as a public limited liability company under Danish law and is registered with the Danish Business Authority in Copenhagen, Denmark under registration number (CVR) no. 20045078. Our ordinary shares have been listed on Nasdaq Copenhagen since November 2010 under the symbol “ZEAL” and the ADSs have been listed on the Nasdaq Global Select Market in the United States since August 2017 under the symbol “ZEAL.”

DESCRIPTION OF OUR SHARES

As of December 31, 2019, our registered, issued and outstanding share capital was DKK 36,054,661, distributed into 36,054,661 ordinary shares of nominal value DKK 1 each, and excludes up to 1,690,147 shares that may be issued upon the exercise of outstanding warrants.

Authorizations to Our Board of Directors

Our board of directors is authorized to increase our share capital as follows:

•                  Until April 19, 2023, our board of directors is authorized to increase our share capital by issuing new shares by up to nominally DKK 6,150,265 of new shares (equal to 6,150,265 new shares of a nominal amount of DKK 1 per share). As of December 31, 2019 the nominal share capital increase available under this authorization is 1,372,406 (equal to 1,372,406 new shares of a nominal amount of DKK 1 per share). The capital increase shall be effected at market price and must be implemented without pre-emption rights for the existing shareholders. Our board of directors may decide to implement a capital increase by way of a cash contribution, contribution in kind or debt conversion. Further, during this period, our board of directors is authorized to increase our share capital by issuing new shares by up to a nominal amount of DKK 6,150,265(equal to 6,150,265 new shares of a nominal amount of DKK 1 per share). Such capital increase shall be implemented with pre-emption rights for the existing shareholders and the subscription price may be a favorable price fixed by our board of directors. Our board of directors may decide to implement the capital increase by way of a cash contribution, contribution in kind or debt conversion. Any capital increases pursuant to such authorizations cannot exceed a total aggregate nominal amount of DKK 6,150,265.

•                  Until April 21, 2020, our board of directors is authorized to grant warrants with a right to subscribe for 2,750,000 shares. As of December 31, 2019, as a result of issuances and lapses of warrants, the number of warrants available for issuance under this authorization is 780,737. The shareholders will not have pre-emptive subscription rights when our board of directors exercises this authorization and the specific terms and conditions in this respect are to be determined by our board of directors. Our board of directors shall determine, in its discretion, the exercise price, as well as other terms and conditions for the warrants, provided that the exercise price corresponds to a minimum of the market price at the time of issuance of the warrants, unless such warrants are issued to employees. Pursuant to relevant provisions of the Danish Companies Act in force from time to time, our board of directors may reapply or reissue any lapsed non-exercised warrants, provided that such reapplication or reissue is made under terms and conditions and with the time limits specified under the authority.

New shares issued according to the authorizations listed above will rank pari passu with our existing shares in accordance with our articles of association.

Further, our board of directors is, in the period until the next annual general meeting, authorized on behalf of the company to acquire its own shares and/or ADSs for a total nominal value of up to 10% of our share capital. The price paid for such shares or ADSs may not deviate by more than 10% from the price quoted by Nasdaq Copenhagen or Nasdaq Global Select Market, respectively, at the time of acquisition.

Pre-emptive Rights

If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 162 of the Danish Companies Act will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all shareholders (in which case all shareholders must consent); or (ii) such capital increase is directed at our employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid authorization in our articles of association, provided that the share capital increase takes place at or above market price, unless adopted in accordance with the procedures as set out above.

Shareholders’ Register

We are obliged pursuant to Danish law to maintain a shareholders’ register (Ejerbog) for our ordinary shares. The shareholders’ register is maintained by Computershare A/S, Lottenborgvej 26, DK-2800 Kgs. Lyngby, Denmark, our Danish share registrar and transfer agent. It is mandatory that the shareholders’ register is maintained within the European Union and that it is available to public authorities.

Pursuant to the Danish Companies Act, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, we file registrations with the Danish Public Shareholders’ Register of the Danish Business Authority. Shareholders that exceed or fall below the ownership threshold must notify us, and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon passing or falling below thresholds of 10%, 15%, 20%, 25%, 50%, 90%, and 100% as well as one-third and two-thirds of the votes or the share capital. This also applies to beneficial holders of our shares, such as holders of the ADSs.

Articles of Association and Danish Corporate Law

With respect to our articles of association, the following should be emphasized:

Objectives

Our company has been established with the objectives of engaging in research, trade, manufacture and related activities, primarily within the pharmaceutical industry.

Rights and Restrictions in Relation to Existing Shares

•                  No share carries any special rights.

•                  Each share with a nominal value of DKK 1 carries one vote at general meetings.

•                  The shares are negotiable instruments, and no restrictions apply to the transferability of the shares.

•                  No shareholder shall be obliged to let his shares be redeemed in full or in part by us or by any other party, except as provided in the Danish Companies Act.

•                  All shares shall be registered in the names of the holders and shall be entered in our shareholders’ register.

Adoptions of decisions on our general meetings

All resolutions put to the vote of shareholders at general meetings are subject to adoption by a simple majority of votes, unless the Danish Companies Act or our articles of association prescribes other requirements.

Notice Convening Annual and Extraordinary General Meetings

General meetings shall be held in Greater Copenhagen (Storkøbenhavn). General meetings shall be convened by the board of directors giving not less than three weeks’ and not more than five weeks’ notice. General meetings shall be announced by publication in the IT information system of the Danish Business Authority and on our website. Furthermore, all shareholders registered in our shareholders’ register who have so requested shall be notified by letter or email. The notice shall set out the time and place for the general meeting and the issues to be considered at the general meeting. If the general meeting is to consider a proposal to amend our articles of association, then the notice shall specify the material content of the proposal.

A shareholder’s right to attend general meetings and to vote is determined on the basis of the shares that the shareholder owns on the registration date which date is one week before the general meeting is held.

Any shareholder shall be entitled to attend general meetings, provided he or she has requested an admission card from our offices not later than three days prior to the relevant meeting. The admission card will be issued to the shareholders registered in our shareholders’ register. The shareholder may attend in person or be represented by proxy, and a shareholder shall be entitled to attend together with an advisor. A shareholder may vote by proxy or by postal, and a form for this use shall be made available on our website no later than three weeks prior to the general meeting. A vote by mail must be received by us not later than three days prior to the general meeting in order to be counted at the general meeting.

Extraordinary general meetings shall be held as directed by the shareholders at the general meeting, the board of directors or an auditor, or upon a written request to the board of directors by shareholders holding not less than 5% of the share capital for consideration of a specific issue. The general meeting shall be convened with three to five weeks notice within 14 days after the proper request has been received by our board of directors.

Provisions as to the Level of Equity Investments to be Notified to Us and the Danish Authorities

Shareholders in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the Danish Financial Supervisory Authority, or the FSA, of the shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights or nominal value of the total share capital.

A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of himself and for his own account; (ii) shares in the company on behalf of himself, but for the account of another natural or legal person; or (iii) depository receipts, where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.

The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:

(i)                         held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

(ii)                      held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

(iii)                   attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

(iv)                  attached to shares in which that natural or legal person has a lifelong right of disposal;

(v)                     held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that person or entity;

(vi)                  attached to shares deposited with that natural or legal person and which the person can exercise at his own discretion in the absence of specific instructions from the shareholders;

(vii)               held by a third party in its own name on behalf of that person; or

(viii)            exercisable by that person through a proxy where that person may exercise the voting rights at his discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to his right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., the ADSs or, under the circumstances, cash-settled derivatives linked to the value of our shares or ADSs). Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The FSA will in certain cases publish information concerning sanctions imposed, including, as a general rule, the name of the shareholder in question, as a consequence of non-compliance with the above rules.

The notification shall be made promptly but not later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish Executive Order on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction no later than two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the division of voting rights between share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the FSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.

When an obligation to notify rests on more than one natural or legal person, the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.

After receipt of the notification, but not later than three weekdays thereafter, the company shall publish the contents of the notification.

Furthermore, the general duty of notification under Section 55 of the Danish Companies Act in respect of notification of significant holdings (similar to the thresholds set out in the Danish Capital Markets Act Section 38) applies, including when the limit of 100% of the share capital’s voting rights or nominal value of the company is reached or are no longer reached.

The EU Short Selling Regulation (EU Regulation 236/2012) Includes Certain Notification Requirements in connection with Short Selling of Shares Admitted to Trading on a Trading Venue (including Nasdaq Copenhagen) and Securities or Derivatives that Relate to Such Shares (including the ADSs).

When a natural or legal person reaches or falls below a net, short position of 0.2% of the issued share capital of a company that has shares admitted to trading on a trading venue, such person shall make a private notification (i.e. such notification will not be made public) to the relevant competent authority, which in Denmark is the FSA. The obligation to notify the FSA, moreover, applies in each case where the short position reaches or no longer reaches 0.1% above the 0.2% threshold. In addition, when a natural or legal person reaches or falls below a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue and each 0.1% above that, such person shall make a public notification of its net short position via the FSA. The notification requirements apply to both physical and synthetic short positions. In addition uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.

Mandatory Tender Offers

The Danish Capital Markets Act (Part 8) and the Danish Executive Order on Takeover include rules concerning public offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen).

If a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer or the persons acting in concert with such acquirer gains control over the company as a result of the transfer.

Control as mentioned above exists if the acquirer or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. An acquirer or persons acting in concert with such acquirer who does not hold at least one-third of the voting rights in a company, nevertheless has control when the acquirer has or persons acting in concert with such acquirer have:

•                  the right to control at least one-third of the voting rights in the company according to an agreement with other investors; or

•                  the right to appoint or dismiss a majority of the members of the central governing body.

Voting rights attached to treasury shares shall be included in the calculation of voting rights.

The Danish Capital Markets Act contains specific exemptions from the obligation to submit a mandatory takeover offer, including transfers of shares by inheritance or transfer within the same group and as a result of a creditor’s debt enforcement proceedings. Exemptions from the mandatory tender offer rules may be granted under special circumstances by the FSA.

Comparison of Danish Corporate Law and Our Articles of Association and Delaware Corporate Law

The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses shareholder rights and obligations and certain additional matters. This summary is subject to Danish law, including the Danish Companies Act, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that if you are a holder of the ADSs, then you are not treated as one of our shareholders and do not have any shareholder rights in Zealand Pharma A/S.

Shareholder Rights

Notice of Meeting

Denmark. According to the Danish Companies Act and as implemented in our articles of association, general meetings in listed limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice and a maximum of five weeks’ notice. A convening notice shall also be forwarded to shareholders recorded in our shareholders’ register who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Voting Rights

Denmark. Each share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Each holder of shares may cast as many votes as it holds shares. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

ADS holders may only exercise voting rights with respect to the shares underlying their respective ADSs in accordance with the provisions of the deposit agreement, which provides that a holder may vote the shares underlying any ADSs for any particular matter to be voted on by our shareholders either by withdrawing the shares underlying the ADSs or, to the extent permitted by applicable law and as permitted by the depositary, by requesting temporary registration as shareholder and authorizing the depositary to act as proxy. The depositary will try, as far as practical, to vote the shares underlying the ADSs as instructed by the ADS holders.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

Denmark. According to the Danish Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting with three to five weeks notice within 14 days thereafter.

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are submitted at least six weeks prior to the meeting. In the event that the request is made at a later date, the board of directors will determine whether the proposals were made in due time to be included on the agenda.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark. Under Danish law, shareholders may take action and pass resolutions by written consent if such consent is unanimous. However, for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemption rights according to the Danish Companies Act.

According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital may, according to Section 70 of the Danish Companies Act, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the Danish Companies Act that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the Danish Companies Act, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least 10% of the share capital have opposed at a general meeting a decision to grant discharge to a member of our board of directors or our executive management or refrain from bringing law suits against, among other persons, a member of our board of directors or executive management, a shareholder may bring a derivative action on behalf of our company against, among other persons, a member of our board of directors or executive management. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

Denmark. Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable reserves. In addition, the board of directors may, on behalf of the company, acquire the company’s own shares, without authorization, in case it is necessary to avoid a considerable and imminent detrimental effect on the company and provided certain conditions are met. In case the company has acquired its own shares under such circumstances the board of directors is obligated to inform the shareholders of such acquisition at the next general meeting.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-Takeover Provisions

Denmark. Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights and (ii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions, except for the obligation to request an admission card. See description above under the caption “Articles of Association and Danish Corporate Law—Notice Convening Annual and Extraordinary General Meetings.”

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•                  the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•                  after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•                  after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Inspection of Books and Records

Denmark. According to Section 150 of the Danish Companies Act, a shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with a simple majority, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then the shareholder can request the court to appoint an investigator.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Pre-Emptive Rights

Denmark. As a general rule, shareholders of the company are entitled to subscribe for new shares in proportion to their existing shareholdings in the event of a cash increase of the share capital. Such a cash increase of the share capital can be resolved by the general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting.

However, in the below-mentioned scenarios, the general meeting may resolve to depart from the shareholders’ right to proportionate subscription if the following voting requirements are met:

•                  two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of some of the existing shareholders, the above-mentioned two-thirds majority requirement applies;

•                  consent requirement: if the new shares issued in connection with the capital increase are subscribed for at a discount for the benefit of some of the existing shareholders, consent from the shareholders who do not get an opportunity to participate in the capital increase must be obtained;

•                  two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of parties other than the existing shareholders (i.e., a third party or employees of the company), the above-mentioned two-thirds majority requirement applies; and

•                  nine-tenths majority requirement: if the new shares issued in connection with the capital increase are subscribed for at discount for the benefit of parties other than the existing shareholders or the employees of the company, the voting requirement is at least nine-tenths of the votes cast as well as at least nine-tenths of the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Authorizations to our Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under U.S. securities law.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the distribution of ordinary and extraordinary dividends requires the approval of a company’s shareholders at a company’s general meeting. In addition the shareholders may authorize the board of directors to distribute extraordinary dividends. We may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out extraordinary dividends. The decision to pay out extraordinary dividends shall be accompanied by a balance sheet, and the board of directors determines whether it will be sufficient to use the statement of financial position from the annual report or if an interim statement of financial position for the period from the annual report period until the extraordinary dividend payment shall be prepared. If the decision to distribute extraordinary dividends is passed more than six months after the date of the statement of financial position as set out in our latest adopted annual report, an interim statement of financial position must be prepared and reviewed by our auditor. The statement of financial position or the interim statement of financial position, as applicable, must show that sufficient funds are available for distribution. Our general meeting of shareholders cannot resolve to distribute dividends at an amount exceeding the amount recommended or approved by our Board of Directors. Moreover, ordinary dividends and extraordinary dividends may only be made out of distributable reserves and may not exceed what is considered sound and adequate with regard to our financial condition or be to the detriment of our creditors.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Shareholder Vote on Certain Reorganizations

Denmark. Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Amendments to Governing Documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Danish Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare A/S, Kongevejen 418, Øverød, DK-2840 Holte, Denmark.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with the Copenhagen office of Danske Bank A/S, as custodian for the depositary in Denmark. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. A copy of our Deposit Agreement among us, the depositary, owners and holders of ADSs was filed with the SEC as an exhibit to our registration statement on Form F-1/A filed on August 3, 2017 (File No. 333-219184).

Any ordinary shares that we may issue, whether directly or upon exercise of warrants, can be deposited for delivery of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (a) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs receive statements from the depositary confirming their holdings.

We do not treat ADS holders as shareholders and ADS holders do not have shareholder rights. Danish law governs shareholder rights. The depositary is the holder of the shares underlying ADSs. Registered holders of ADSs have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section entitled “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights of Deposited Securities

How do you vote?

ADS holders eligible to vote may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

If we requested the depositary to act, the depositary will endeavor, as far as practical, subject to the laws of Demark and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we did not ask the depositary to act, you can still send voting instructions and the depositary will endeavor to carry out those instructions, but it is not required to do so.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon and copies of materials to be made available to ADS holders as far in advance of the meeting date as practicable.

Fees and Expenses of Depositary

What fees and expenses are holders of ADSs responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs are required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:

$0.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the shares had been deposited for issue of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$0.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Liability of Owner for Payment of Taxes

You are responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for the surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination of the Deposit Agreement

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•                  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•                  we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

•                  we appear to be insolvent or enter insolvency proceedings;

•                  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•                  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•                  there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADS holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•                  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•                  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our ligations under the deposit agreement;

•                  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•                  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•                  are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

•                  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•                  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder of ADSs, to the fullest extent permitted by applicable law, waive the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•                  payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•                  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•                  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•                  when you owe money to pay fees, taxes and similar charges; and

•                  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary.

The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of prerelease, although the depositary may disregard this limit from time to time if it determines it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

TAXATION

Danish Tax Considerations

The following discussion describes the material Danish tax consequences under present law of an investment in the ADSs (representing our ordinary shares). The summary is for general information only and does not purport to constitute exhaustive tax or legal advice. It is specifically noted that the summary does not address all possible tax consequences relating to an investment in the ADSs. The summary is based solely on the tax laws of Denmark in effect as of December 31, 2019. Danish tax laws may be subject to change, possibly with retroactive effect.

The summary does not cover investors to whom special tax rules apply, and, therefore, may not be relevant, for example, to investors subject to the Danish Tax on Pension Yields Act (i.e., pension savings), professional investors, certain institutional investors, insurance companies, pension companies, banks, stockbrokers, estates and investors with tax liability on return on pension investments. The summary does not cover taxation of individuals and companies who carry on a business of purchasing and selling shares. The summary only sets out the tax position of the direct owners of the ADSs and further assumes that the direct investors are the beneficial owners (as understood in accordance with Danish law) of the ADSs and any dividends thereon. Sales are assumed to be sales to a third party.

Potential investors in the ADSs are advised to consult their tax advisors regarding the applicable tax consequences of acquiring, holding and disposing of the ADSs based on their particular circumstances.

Investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances as such consequences may differ significantly from those described herein.

It is currently subject to uncertainty under Danish tax legislation and case law how listed ADSs are to be treated for Danish tax purposes. For the purpose of the below, it is assumed that a holder of an ADS will be treated as the direct owner of the shares underlying the ADSs and accordingly as the direct shareholder for Danish tax purposes. Thus, the ADSs listed in the U.S. should, for Danish tax purposes, be treated as listed shares since the company’s ordinary shares are admitted to trading on a regulated market.

Taxation of Danish Tax Resident Holders of the ADSs

Sale of the ADSs (Individuals)

Gains from the sale of shares are taxed as share income at a rate of 27% on the first DKK 54,000 (for cohabiting spouses, a total of DKK 108,000) and at a rate of 42% on share income exceeding DKK 54,000 (for cohabiting spouses over DKK 108,000). Such amounts are subject to annual adjustments and include all share income (i.e., all capital gains and dividends derived by the individual or cohabiting spouses, respectively).

Gains and losses on the sale of shares are calculated as the difference between the purchase price and the sales price. The purchase price is generally determined using the average method as a proportionate part of the aggregate purchase price for all the shareholder’s shares in the company.

Losses on listed shares may only be offset against other share income deriving from listed shares, (i.e., received dividends and capital gains on the sale of listed shares) and subject to the Danish Tax Agency having received certain information concerning the ownership of the shares in due time. Unused losses will automatically be offset against a cohabiting spouse’s share income deriving from listed shares and any additional losses can be carried forward and offset against future share income deriving from listed shares.

Sale of the ADSs (Companies)

For the purpose of taxation of sales of shares made by shareholders (companies), a distinction is made between Subsidiary Shares, Group Shares, Tax-Exempt Portfolio Shares and Taxable Portfolio Shares (note that the ownership threshold described below is applied on the basis of the number of all shares issued by the company, and not on the basis of the number of the ADSs issued):

“Subsidiary Shares” is generally defined as shares owned by a shareholder holding at least 10% of the nominal share capital of the issuing company.

“Group Shares” is generally defined as shares in a company in which the shareholder of the company and the issuing company are subject to Danish joint taxation or fulfill the requirements for international joint taxation under Danish law (i.e., the company is controlled by the shareholder).

“Tax-Exempt Portfolio Shares” is defined as shares not admitted to trading on a regulated market owned by a shareholder holding less than 10% of the nominal share capital of the issuing company.

“Taxable Portfolio Shares” is defined as shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares, e.g. shares admitted to trading on a regulated market (such as the ADSs) owned by a shareholder holding less than 10% of the nominal share capital of the issuing company.

Gains or losses on disposal of Subsidiary Shares and Group Shares and Tax-Exempt Portfolio Shares are not included in the taxable income of the shareholder.

Special rules apply with respect to Subsidiary Shares and Group Shares to prevent exemption through certain holding company structures just as other anti-avoidance rules may apply. These rules will not be described in further detail.

Capital gains from the sale of Taxable Portfolio Shares admitted to trading on a regulated market are taxable at a rate of 22% irrespective of ownership period. Losses on such shares are generally deductible. Gains and losses on Taxable Portfolio Shares admitted to trading on a regulated market are taxable according to the mark-to-market principle (in Danish “lagerprincippet”).

According to the mark-to-market principle, each year’s taxable gain or loss on Taxable Portfolio Shares is calculated as the difference between the market value of the shares at the beginning of the tax year and the market value of the shares at the end of the tax year. Thus, taxation will take place on an accrual basis even if no shares have been disposed of and no gains or losses have been realized.

If the Taxable Portfolio Shares are sold or otherwise disposed of before the end of the income year, the taxable income of that income year equals the difference between the value of the Taxable Portfolio Shares at the beginning of the income year and the value of the Taxable Portfolio Shares at realization. If the Taxable Portfolio Shares are acquired and realized in the same income year, the taxable income equals the difference between the acquisition sum and the realization sum. If the Taxable Portfolio Shares are acquired in the income year and not realized in the same income year, the taxable income equals the difference between the acquisition sum and the value of the shares at the end of the income years.

A change of status from Subsidiary Shares/Group Shares/Tax-Exempt Portfolio Shares to Taxable Portfolio Shares (or vice versa) is for tax purposes deemed to be a disposal of the shares and a reacquisition of the shares at market value at the time of change of status.

Special transitional rules apply with respect to the right to offset capital losses realized by the end of the 2009 income year against taxable gains on shares in the 2010 income year or later.

Dividends (Individuals)

Dividends paid to individuals who are tax residents of Denmark are taxed as share income, as described above. All share income must be included when calculating whether the amounts mentioned above are exceeded. Dividends paid to individuals are generally subject to 27% withholding tax.

Dividends (Companies)

Dividends paid on Taxable Portfolio Shares are subject to the standard corporation tax rate of 22% irrespective of ownership period.

The distributing company must withhold tax at a rate of 22%. The withholding tax is considered a prepayment of corporate income tax.

Dividends received on Subsidiary Shares and Group Shares are tax-exempt irrespective of ownership period.

Taxation of Shareholders Residing Outside Denmark

Sale of the ADSs (Individuals and Companies)

Holders of the ADSs not resident in Denmark are normally not subject to Danish taxation on any gains realized on the sale of shares, irrespective of the ownership period, subject to certain anti-avoidance rules seeking to prevent that taxable dividend payments are converted to tax exempt capital gains. If an investor holds the ADSs in connection with a trade or business conducted from a permanent establishment in Denmark, gains on shares may be included in the taxable income of such activities pursuant to the rules applying to Danish tax residents as described above.

Dividends (Individuals)

Under Danish law, dividends paid in respect of shares are generally subject to Danish withholding tax at a rate of 27%. Non-residents of Denmark are not subject to additional Danish income tax in respect to dividends received on shares.

If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund (clawback) of Danish tax in excess hereof can be made by the shareholder. A refund claim must meet certain requirements, and the Danish Tax Agency has recently published new guidance on the documentation necessary for processing refund claims. The guidance is available in English from the Danish Tax Agency’s website, https://skat.dk/skat.aspx?oId=2244931&vId=0&lang=US. The information on, or information that can be accessed through, such website is not part of and should not be incorporated by reference into this Annual Report on Form 20-F. We have included such website address as an inactive textual reference.

The shareholder can make a request for refund in the following situations:

Double Taxation Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all members of the European Union. The treaty between Denmark and the United States generally provides for a 15% tax rate.

Lower tax rate applicable to certain investors

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) of the company and the shareholder is tax resident in a state which has a double tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are subject to tax at a rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, why the shareholder must also in this situation claim a refund (clawback) as described above to benefit from the reduced rate.

Where a non-resident of Denmark holds shares, which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Dividends (Companies)

Dividends from Subsidiary Shares are exempt from Danish withholding tax provided the taxation of the dividends is to be waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EU) or in accordance with a tax treaty with the jurisdiction in which the company investor is tax resident. If Denmark is to reduce taxation of dividends to a foreign company under a tax treaty, Denmark will not—as a matter of domestic law—exercise such right and will in general not impose any withholding tax. Further, dividends from Group Shares—which does not qualify as Subsidiary Shares—are exempt from Danish withholding tax provided the company investor is a resident of the European Union or the EEA and provided the taxation of dividends should have been waived or reduced in accordance with the Parent- Subsidiary Directive (2011/96/EU) or in accordance with a tax treaty with the country in which the company investor is tax resident had the shares been Subsidiary Shares.

Dividend payments on Taxable Portfolio Shares will generally be subject to tax at a rate of 22%.

The Danish withholding tax rate is, however, 27%. Consequently, the foreign shareholder will have a right to request a refund (clawback) of Danish tax in the amount of at least 5% of the total dividend in order to achieve the applicable effective tax rate (22% or lower).

A refund claim must meet certain requirements, and the Danish Tax Agency has recently published new guidance on the documentation necessary for processing refund claims. The guidance is available in English from the Danish Tax Agency’s website, https://skat.dk/skat.aspx?oId=2244931&vId=0&lang=US. The information on, or information that can be accessed through, such website is not part of and should not be incorporated by reference into this Annual Report on Form 20-F. We have included such website address as an inactive textual reference.

Refunds of withheld taxes in excess of the applicable effective tax rate can be requested by the shareholder in the following situations:

Double Taxation Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all members of the European Union. The treaty between Denmark and the United States generally provides for a 15% rate.

Lower tax rate applicable to certain investors

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) in the company and the shareholder is resident in a jurisdiction which has a double taxation treaty or an international agreement, convention or other administrative agreement on assistance in tax according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are generally subject to a tax rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate of 27%. Hence, the shareholder must also in this situation claim a refund as described above to benefit from the reduced rate.

Where a non-resident company of Denmark holds shares that can be attributed to a permanent establishment in Denmark, dividends are generally taxable pursuant to the rules applying to Danish tax residents described above.

Share Transfer Tax and Stamp Duties

No Danish share transfer tax or stamp duties are payable on transfer of the shares.

Tax abuse

On January 1, 2019, a new general anti avoidance rule was introduced in Danish tax legislation, which implements the anti-tax avoidance directive’s (EU/2016/1164) Article 6 into the Danish Tax Assessment Act, Section 3. Section 3 provides that an arrangement or series of arrangements (i) not entered into for commercial reasons reflecting the underlying economic reality and (ii) which are implemented for the primary purpose of obtaining, or one of the primary purposes of which is to obtain, a tax benefit which is against the purpose and intent of the Danish tax laws; should be ignored for purposes of calculating the Danish tax liability.

Material U.S. federal income tax consequences to U.S. Holders

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws, the alternative minimum tax or the Medicare contribution tax on net investment income (except to the extent specifically set forth below), are not discussed. This summary applies only to investors who hold the ADSs as capital assets (generally, property held for investment). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and the income tax treaty between the United States and Denmark, or the Treaty, all as in effect as of December 31, 2019. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. We have not requested a ruling from the U.S. Internal Revenue Service, or the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. Accordingly, investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of our ordinary shares or ADSs in their particular circumstances.

The following discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances or to beneficial owners subject to particular rules, including:

•                  U.S. expatriates and certain former citizens or long-term residents of the United States;

•                  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•                  persons holding the ADSs as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•                  banks, insurance companies and other financial institutions;

•                  real estate investment trusts or regulated investment companies;

•                  brokers, dealers or traders in securities, commodities or currencies who use a mark-to-market method of tax accounting;

•                  S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•                  tax-exempt organizations or governmental organizations;

•                  persons who acquired the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•                  persons subject to special tax accounting rules as a result of any item of gross income with respect to the ADSs being taken into account in an “applicable financial statement” (as defined in the Code);

•                  persons that own or are deemed to own 10% or more of our equity by vote or value;

•                  persons that hold their ADSs through a permanent establishment or fixed base outside the United States; and

•                  persons deemed to sell the ADSs under the constructive sale provisions of the Code.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is or is treated as any of the following:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein, or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are under the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If you are a partner in a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) that holds the ADSs, your tax treatment generally will depend on your status and the activities of the partnership. Partnerships holding the ADSs and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a U.S. Holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between a U.S. Holder and our company if as a result of such actions the U.S. Holder is not properly treated as the beneficial owner of underlying ordinary shares.

Taxation of dividends and other distributions on the ADSs

Subject to the PFIC rules discussed below, the gross amount of any distribution to you with respect to the ADSs will be included in your gross income as dividend income when actually or constructively received to the extent of your pro rata share of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds your pro rata share of our current and accumulated earnings and profits, it will be treated first as a return of your tax basis in the ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. However, we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect a distribution will generally be reported as ordinary dividend income for such purposes. Any dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If we are eligible for benefits under the Treaty, dividends a U.S. Holder receives from us generally will be “qualified dividend income.” If certain holding period and other requirements are met, including a requirement that we are not a PFIC in the year of the dividend or the immediately preceding year, qualified dividend income of an individual or other non-corporate U.S. Holder generally will be subject to preferential tax rates. You should consult your tax advisor regarding the availability of these preferential tax rates under your particular circumstances.

As discussed in “Taxation—Danish Tax Considerations,” payments of dividends by us may be subject to Danish withholding tax. The rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Treaty is reduced to a maximum of 15%. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Danish taxes withheld by us, and as then having paid over the withheld taxes to the Danish taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.

Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. Subject to the discussion of the PFIC rules below, any tax withheld with respect to distributions on the ADSs at the rate applicable to a U.S. Holder may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs generally will constitute “passive category income.” The rules with respect to the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

In general, the amount of a distribution paid to a U.S. Holder in a foreign currency will be the U.S. dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the depositary receives the distribution, in the case of the ADSs, or on the day the distribution is received by the U.S. Holder, in the case of ordinary shares, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

Taxation of disposition of the ADSs

Subject to the PFIC rules discussed below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) on the disposition of the ADS and your adjusted tax basis (in U.S. dollars) in the ADS. The adjusted tax basis in your ordinary shares or ADSs generally will be equal to the cost of such ordinary shares or ADSs. Any such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if you have held the ADS for more than one year at the time of sale, exchange or other taxable disposition. Otherwise, such gain or loss generally will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any such gain or loss you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisor regarding the proper treatment of gain or loss in your particular circumstances.

Passive foreign investment company

The application of the PFIC rules is subject to uncertainty in several respects. Whether we will be a PFIC in any year depends on the composition of our income and assets, our market capitalization, and the relative fair market value of our assets from time to time, which we expect may vary substantially over time. Among other things, because (i) we currently own a significant amount of passive assets, including cash, and (ii) the value of our assets (including our intangible assets) that generate non-passive income for PFIC purposes is uncertain and may vary substantially over time, we cannot assure you we will not be a PFIC for our current taxable year or for any future taxable year. Based on our analysis of our income, assets, activities and market capitalization for our taxable year ended December 31, 2019, we believe that we were not classified as a PFIC for the taxable year ended December 31, 2019. However, because our PFIC status is subject to a number of uncertainties, our financials for the year ending December 31, 2019 have not yet been finalized or audited, it is very early in the year and we have very limited financial information for our current taxable year, neither we nor our tax advisors can provide any assurances that we will not be considered a PFIC in the prior, current, or any future taxable year and our PFIC status may change from year to year. In particular, we have not yet made any determination as to our expected PFIC status for the current year, and any such expectation would be subject to change based on, among other factors, our use of cash, the source and nature of our income, and the price of our ordinary shares or ADSs. Accordingly, we may be a PFIC for the taxable year ending December 31, 2020, or any future taxable year.

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•                  at least 75% of its gross income for such taxable year is passive income, or

•                  at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if a non-U.S. corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs, our PFIC status will depend in large part on the market price of the ADSs, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any year during which you hold the ADSs, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs (regardless of whether we continue to meet the tests described above), unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs you hold. If such election is made, you will be deemed to have sold the ADSs you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently again become a PFIC.

For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as an “excess distribution.” Under these special tax rules, if you receive any “excess distribution” or realize any gain from a sale or other disposition of the ADSs:

•                  the “excess distribution” or gain will be allocated ratably over your holding period for the ADSs,

•                  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•                  the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if you hold the ADSs as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own your proportionate share of any such lower-tier PFIC, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any “excess distribution” described above if we receive a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a “mark-to-market” election for such stock to elect out of the general tax treatment for PFICs discussed above. If you make a “mark-to-market” election for the ADSs, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net “mark-to-market” gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a “mark-to-market” election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any “mark-to-market” loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net “mark-to-market” gains previously included for the ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make a valid “mark-to-market” election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except the lower applicable tax rate for qualified dividend income would not apply. If we cease to be a PFIC when you have a “mark-to-market” election in effect, gain or loss realized by you on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “Taxation of disposition of the ADSs.”

The “mark-to-market” election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on the Nasdaq Global Select Market and, accordingly, provided the ADSs are regularly traded, the “mark-to-market” election would be available to you if we are a PFIC and you are a holder of ADSs. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be “marketable stock.” If we are a PFIC for any year in which the U.S. Holder owns ADSs but before a “mark-to-market” election is made, the interest charge rules described above will apply to any “mark-to-market” gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the “mark-to-market” election will not be available with respect to the shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via “mark-to-market” adjustments. A U.S. Holder should consult its tax advisors as to the availability and desirability of a “mark-to-market” election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund election” to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable you to make a “qualified electing fund election.”

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

THE U.S. FEDERAL INCOME TAX RULES RELATING TO PFICS ARE COMPLEX. PROSPECTIVE U.S. INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSS, THE CONSEQUENCES TO THEM OF AN INVESTMENT IN A PFIC, ANY ELECTIONS AVAILABLE WITH RESPECT TO OUR ORDINARY SHARES OR ADSS AND THE IRS INFORMATION REPORTING OBLIGATIONS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSS.

Medicare contribution tax on net investment income

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of ADSs. If you are a “United States person” that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in ADSs.

Information reporting and backup withholding

Dividend payments with respect to the ADSs and proceeds from the sale, exchange or other disposition of the ADSs may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•                  fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•                  furnishes an incorrect taxpayer identification number;

•                  is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•                  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Certain Reporting Requirements

U.S. Holders paying more than $100,000 for our ordinary shares or ADSs generally may be required to file IRS Form 926 reporting the payment of the offer price for our ordinary shares or ADSs to us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Foreign Asset Reporting

Certain individual U.S. Holders are required to report information relating to an interest in our ordinary shares or ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares or ADSs.